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                       BlackRock Natural Resources Trust
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                                 (the "Fund")

77D(b),(c)

Policies with respect to security investments

THE FUND CURRENTLY OPERATES AS A DIVERSIFIED FUND UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. EFFECTIVE SEPTEMBER 28, 2017, THE FOLLOWING CHANGES WERE MADE TO THE FUND'S SUMMARY PROSPECTUSES AND PROSPECTUSES, AS APPLICABLE:

The third to last sentence in the section of the Summary Prospectus entitled "Key Facts About BlackRock Natural Resources Trust--Principal Investment Strategies of the Fund" and the section of the Prospectus entitled "Fund Overview--Key Facts About BlackRock Natural Resources Trust--Principal Investment Strategies of the Fund" was deleted in its entirety.

The section of the Summary Prospectus entitled "Key Facts About BlackRock Natural Resources Trust--Principal Risks of Investing in the Fund" and the section of the Prospectus entitled "Fund Overview--Key Facts About BlackRock Natural Resources Trust--Principal Risks of Investing in the Fund" was amended to delete "Non-Diversification Risk."

The third paragraph in the section of the Prospectus entitled "Details About the Fund--How the Fund Invests--Principal Investment Strategies" was deleted in its entirety.

The section of the Prospectus entitled "Details About the Fund--Investment Risks--Principal Risks of Investing in the Fund" was amended to delete "Non-Diversification Risk."